Exhibit 99.1

Lincoln Educational Services Corporation Reports
Record Fourth Quarter and 2009 Year End Results

West Orange, New Jersey, March 3, 2010 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported record fourth quarter and 2009 year end results.

Highlights:

Quarterly -

•	Record revenue of $157.5 million for the fourth quarter of 2009, representing an increase of 46.7% from $107.3 million for the fourth quarter of 2008.

•	Record diluted EPS from continuing operations of $0.82 for the fourth quarter of 2009, representing an increase of 65.2% from $0.49 for the fourth quarter of 2008.

•	Student starts increased by 31.8% as compared to the fourth quarter of 2008. On a same school basis, student starts increased 25.0% as compared to the fourth quarter of 2008.

•	Average student population increased by 40.1% as compared to the fourth quarter of 2009. On a same school basis, average student population increased 26.5% as compared to the fourth quarter of 2008.

Yearly -

•	Record revenue of $552.5 million for the year ended December 31, 2009, representing an increase of 46.6% from $376.9 million for the year ended December 31, 2008.

•	Record diluted EPS of $1.82 for the year ended December 31, 2009, representing an increase of 133.8% from $0.78 for the year ended December 31, 2008.

•	Student starts increased by 37.2% as compared to the year ended December 31, 2008. On a same school basis, student starts increased 26.7% as compared to the year ended December 31, 2008.

•
Student population at December 31, 2009 increased 35.4% to 29,340 from 21,667 at December 31, 2008.  Student population, on a same school basis increased 25.0% to 26,399 at December 31, 2009 from 21,116 at December 31, 2008.

Continued .. . .

•	2010 Guidance –

➢	Revenue of $645 million to $655 million, up 17% to 19% over 2009.

➢	Diluted EPS of $2.40 to $2.50, representing growth of 32% to 37% over 2009.

➢	Increase in expected student starts of 13% to 15% over 2009.

➢
For the first quarter of 2010, we expect revenues of $145.0 million to $147.0 million, representing an increase of approximately 23% over the first quarter of 2009, and diluted EPS of $0.38 to $0.41, representing an increase of approximately 80% over the first quarter of 2009.  Guidance for the first quarter of 2010 is based on an expected increase in student starts of 18% to 20% over the same period in 2009.

Comment and Outlook

“Our fourth quarter marked the culmination of an outstanding year for Lincoln.  For the fourth quarter and the year we achieved record revenue, operating income, net income, and enrollment growth.  We finished the year with 29,340 students or approximately 7,650 students ahead of the prior year.  Strong start growth during the year resulted in increased capacity utilization which produced meaningful margin expansion.  For 2009, our operating margin increased to 16.0% up 655 basis points from an operating margin of 9.4% for the year ended December 31, 2008.   With respect to 2010, we expect that we will continue to see leverage in our business model, as we benefit from the approximately 7,650 additional students coupled with some moderation in our expectation of student start growth,” said David Carney, Lincoln’s Executive Chairman.  “The strategic investments we have made in our business over the last several years produced meaningful results in 2009. Those investments, combined with the recent formation of the Lincoln Collegiate Group, will enable us to deliver online regionally accredited bachelor’s degrees, and deliver continued growth for 2010 and beyond.”

Mr. Carney added, “As most of you are probably aware, the current negotiated rulemaking process under the Higher Education Act has produced consensus on 9 of the 14 issues being deliberated.  One of the remaining actively contested open issues centers on the definition of ‘gainful employment’ and the Department of Higher Education’s (“DOE”) proposed language, which ties the definition of gainful employment to a debt to income ratio based on starting salaries.  We believe the DOE’s focus on quality speaks to our core strengths and is consistent with our stated mission, which is centered on providing our students a high return on their educational investment.  However, we believe the definition of gainful employment as proposed by the DOE is problematic in its current draft form.  We believe the regulation as currently proposed would lead to unintended consequences, and would ultimately hurt the students that need the education the most.    Moreover, the draft regulation focuses only on starting salaries and doesn’t address the benefits and earnings potential of a student over his career.”

Mr. Carney concluded, “However, even in the unfortunate event that the proposed regulation is not altered or amended, as we expect it will be, we anticipate that this regulation would be manageable for Lincoln.  Based on our current enrollment and program mix, we estimate that, before we make any modifications to our programs, the regulation as proposed, would have impacted less than 5% of our revenues in 2009. “

Fiscal 2009 Operating Performance

Revenues increased by $175.6 million, or 46.6%, to $552.5 million for 2009 from $376.9 million for 2008. Approximately $57.0 million of this increase was a result of our acquisitions of Briarwood College on December 1, 2008, six of the seven schools comprising Baran Institute of Technology (“BAR”) on January 20, 2009 and Clemens College (“Clemens”) on April 20, 2009 (collectively, the “Acquisitions”).  The remainder of the increase in revenues was primarily attributable to a 26.5% increase in average student population, which increased to 25,277 for the year ended December 31, 2009, from 19,983 for the year ended December 31, 2008. Average revenue per student on a same school basis increased 4.0% for the year ended December 31, 2009, from the year ended December 31, 2008, primarily from tuition increases which ranged from 3% to 5% annually and from a shift from lower to higher tuition programs.

Operating income margin for the year ended December 31, 2009 increased to 16.0% from 9.4% for the year ended December 31, 2008.  The improvement in operating income was related to the increase in our average student population which resulted in capacity utilization of 70% for 2009 versus 56% for 2008.  This increase in capacity utilization enabled us to leverage both our educational services and facilities expenses and selling and general expenses during the year.  Accordingly, the additional revenues from increased student population contributed to the increase in operating income margin.

Our educational services and facilities expenses increased by $57.8 million, or 37.6%, to $211.3 million for the year ended December 31, 2009 from $153.5 million for the year ended December 31, 2008. The Acquisitions accounted for $32.0 million of this increase. The remainder of the increase in educational services and facilities expenses was primarily due to instructional expenses which increased by $15.3 million, or 19.2%, and books and tools expenses, which increased by $7.2 million, or 34.2%, respectively, over 2008. These increases were attributable to a 26.7% increase in student starts for the year ended December 31, 2009 as compared to the same period in 2008 coupled with a 26.5% increase in average student population and higher tool sales during the year ended December 31, 2009 compared to 2008.  On a same school basis, we began 2009 with approximately 3,000 more students than we had on January 1, 2008, and as of December 31, 2009, our population on a same school basis was approximately 5,300 higher than as of December 31, 2008.  Also contributing to the increase in educational services and facilities expenses were higher facilities expenses, which increased by approximately $3.2 million over 2008.  Educational services and facilities expenses as a percentage of revenues decreased to 38.3% from 40.7% for the year ended December 31, 2009 compared to 2008.

Our selling, general and administrative expenses for the year ended December 31, 2009 were $252.7 million, an increase of $65.0 million, or 34.6%, from $187.7 million for the year ended December 31, 2008.  Approximately $29.9 million of this increase was attributable to the Acquisitions. The remainder of the increase in our selling, general and administrative expenses for the year ended December 31, 2009 was primarily due to: (a) a $2.9 million, or 17.9%, increase in student services; (b) a $7.5 million, or 10.7%, increase in sales and marketing; and (c) a $24.6 million, or 24.2%, increase in administrative expenses as compared to 2008.

The increase in student services during the year ended December 31, 2009 as compared to 2008 was primarily due to annual increases in compensation and benefit expenses to our financial aid and career services personnel.  Additionally, during 2009, we slightly increased the number of financial aid personnel as a result of a larger student population during the year ended December 31, 2009 as compared to 2008.  We also increased by 31.2% the number of career service personnel during 2009 to further aid our students in obtaining job placement during these difficult economic times.

The increase in sales and marketing expense during the year ended December 31, 2009 as compared to 2008 was primarily due to: (a) annual compensation increases to sales representatives; (b) additional sales representatives to facilitate our recent and anticipated growth; and (c) increased call center personnel as compared to the same period in 2008.  In addition, we continued to invest in marketing initiatives in an effort to continue to grow our student population.

The increase in administrative expenses during the year ended December 31, 2009 as compared to 2008 was due to: (a) a $9.0 million increase in personnel costs relating to (i) annual compensation increases and an increase in the number of personnel needed to serve the needs of a higher student population during the year ended December 31, 2009 as compared to 2008,  (ii) an increase in accruals for incentive compensation and increased cost of benefits provided to employees; (b) a $11.3 million increase in bad debt expense; (c) $0.5 million increase in stationary and supplies due to our re-branding; (d) $0.3 million incurred due to the re-branding of our Florida Culinary Institute in West Palm Beach, Florida; (e) $0.4 million in connection with our acquisition of BAR on January 20, 2009; and (f) a $1.0 million increase in our net periodic benefit cost of our defined benefit pension plan.

For the year ended December 31, 2009, including the Acquisitions, our bad debt expense as a percentage of revenue was 6.7% as compared to 5.7% for 2008.  This increase was primarily attributable to a slight deterioration in the performance of our portfolio, due to the current economic environment.  During 2009, we considered the current economic environment which has produced high unemployment rates and concluded to increase our reserve on graduate receivables to 17% from 10% in 2008. Our number of days sales outstanding for the fourth quarter of 2009 were 25.0 days, compared to 22.4 days for the fourth quarter of 2008. As of December 31, 2009, we had outstanding loan commitments to our students of $28.9 million as compared to $24.0 million at December 31, 2008.  Loan commitments, net of interest that would be due on the loans through maturity, were $20.5 million at December 31, 2009 as compared to $16.5 million at December 31, 2008.

As a percentage of revenues, selling, general and administrative expenses decreased to 45.7% of revenues for 2009 from 49.9% for 2008.

Net income for the year ended December 31, 2009 was $49.2 million, or $1.82 per diluted share, as compared to $20.2 million or $0.78 per diluted share for 2008.

Three Months Ended December 31, 2009 Compared to Three Months Ended December 31, 2008

Revenues increased by $50.1 million, or 46.7%, to $157.5 million for the quarter ended December 31, 2009 from $107.3 million for the quarter ended December 31, 2008. Approximately $17.5 million of this increase was a result of our acquisitions of Briarwood College on December 1, 2008, six of the seven schools comprising BAR on January 20, 2009 and Clemens on April 20, 2009.  The remainder of the increase in revenues was primarily attributable to a 26.5% increase in average student population, which increased to 28,173 for the quarter ended December 31, 2009 from 22,269 for the quarter ended December 31, 2008.  Average revenue per student on a same school basis increased 3.3% for the quarter ended December 31, 2009 from the quarter ended December 31, 2008, primarily from tuition increases which ranged from 3% to 5% annually and from a shift from lower to higher tuition programs.

Our operating income for the fourth quarter of 2009 was $40.0 million, which represented an 88.5% increase from operating income of $21.2 million for the fourth quarter of 2008.  The improvement in operating income was related to the increase in our average student population which resulted in capacity utilization of 77% for the fourth quarter of 2009 versus 62% for the fourth quarter of 2008.  This increase in capacity utilization enabled us to leverage both our educational services and facilities expenses and selling and general expenses during the quarter.  Accordingly, the additional revenues from increased student population contributed to the increase in operating income.

Our educational services and facilities expenses increased by $14.8 million, or 37.6%, to $54.2 million for the quarter ended December 31, 2009 from $39.4 million for the quarter ended December 31, 2008. The Acquisitions accounted for $8.6 million of this increase. The remainder of the increase in educational services and facilities expenses was primarily due to instructional expenses which increased by $3.6 million, or 17.4%, and books and tools expenses, which increased by $1.3 million, or 24.5%, respectively, over the same quarter in 2008. These increases were attributable to a 25.0% increase in student starts for the fourth quarter of 2009 as compared to the fourth quarter of 2008 coupled with a 26.5% increase in average student population and higher tool sales during the fourth quarter of 2009 compared to the fourth quarter of 2008.  On a same school basis, we began the fourth of 2009 with approximately 5,700 more students than we had on October 1, 2008, and as of December 31, 2009 our student population on a same school basis was approximately 5,300 higher than as of December 31, 2008. Also contributing to the increase in educational services and facilities expenses were higher facilities expenses, which increased by approximately $1.3 million over the same quarter in 2008.  Educational services and facilities expenses as a percentage of revenues decreased to 34.4% for the fourth quarter of 2009 from 36.7% for the fourth quarter of 2008.

Our selling, general and administrative expenses for the quarter ended December 31, 2009 were $62.9 million, an increase of $16.3 million, or 34.8%, from $46.7 million for the quarter ended December 31, 2008. Approximately $7.9 million of this increase was attributable to the Acquisitions. The remainder of the increase in our selling, general and administrative expenses for the quarter ended December 31, 2009 was primarily due to: (a) a $0.9 million, or 21.8%, increase in student services; (b) a $2.9 million, or 17.6%, increase in sales and marketing; and (c) a $4.6 million, or 17.5%, increase in administrative expenses as compared to the quarter ended December 31, 2008.

The increase in student services during the fourth quarter of 2009 as compared to the fourth quarter of 2008 was primarily due to annual increases in compensation and benefit expenses to our financial aid and career services personnel.  Additionally, during 2009, we increased the number of financial aid and career services personnel as a result of a larger student population during the fourth quarter of 2009 as compared to the fourth quarter of 2008 and to further assist our students in obtaining job placement during these difficult economic times.

The increase in sales and marketing expense during the fourth quarter of 2009 as compared to the fourth quarter of 2008 was primarily due to: (a) annual compensation increases to sales representatives; (b) additional sales representatives to facilitate our recent and anticipated growth; and (c) increased call center personnel as compared to the fourth quarter of 2008.  In addition, we continued to invest in marketing initiatives in an effort to continue to grow our student population.

The increase in administrative expenses during the fourth quarter of 2009 as compared to the fourth quarter of 2008 was primarily due to: (a) a $0.7 million increase in personnel costs relating to (i) annual compensation increases and an increase in the number of personnel needed to serve the needs of a higher student population during the quarter ended December 31, 2009 as compared to the fourth quarter of 2008, (ii) an increase in accruals for incentive compensation and cost of benefits provided to employees; (b) a $3.9 million increase in bad debt expense; (c) a $0.2 million increase in our net periodic benefit cost of our defined benefit pension plan; (d) $0.2 million increase in stationary and supplies due to our re-branding; (e) a $0.2 million increase in software maintenance expenses resulting from increased software licenses for our student management system; and (f) offset by a decrease of $1.0 million in connection with our acquisitions.

For the quarter ended December 31, 2009, including the Acquisitions, our bad debt expense as a percentage of revenue was 7.0% as compared to 5.4% for the same quarter in 2008.  This increase was primarily attributable to a slight deterioration in the performance of our portfolio, due to the current economic environment.  During 2009 we considered the current economic environment which has produced high unemployment rates and concluded to increase our reserve on graduate receivables to 17% from 10% in 2008.  Our number of days sales outstanding as of December 31, 2009 were 25.0 days, compared to 22.4 days as of December 31, 2008, primarily due to the timing of the collection of federal funds. As of December 31, 2009, we had outstanding loan commitments to our students of $28.9 million as compared to $25.3 million at September 30, 2009.  Loan commitments, net of interest that would be due on the loans through maturity, were $20.5 million at December 31, 2009 as compared to $17.6 million at September 30, 2009.

As a percentage of revenues, selling, general and administrative expenses for the fourth quarter of 2009 decreased to 40.0% from 43.5% for the fourth quarter of 2008.

Net income for the fourth quarter of 2009 was $22.3 million, or $0.82 per diluted share, as compared to $12.8 million, or $0.49 per diluted share, for the comparable period in 2008.

Balance Sheet

At December 31, 2009, we had $46.1 million in cash and cash equivalents, compared to $15.2 million at December 31, 2008.

During the fourth quarter of 2009, we repurchased 1,250,000 shares from our principal shareholder for $26.2 million.  The purchase was concurrent with a block sale to the public by our principal shareholder for an additional 750,000 shares.

At December 31, 2009, our stockholders’ equity was $218.6 million, compared to $174.9 million at December 31, 2008, with the increase resulting from net income for the period, sale of common stock and stock-based compensation expense partially offset by a repurchase of common stock.

Student Metrics

	Total Company Year Ended December 31,			Same Schools Year Ended December 31,
	2008	2009	Growth	2008	2009	Growth

Student Starts	27,175	37,281	37.2%	27,175	34,427	26.7%
Average population	20,006	27,808	39.0%	19,983	25,277	26.5%
End of period population	21,667	29,340	35.4%	21,116	26,399	25.0%

	Total Company Three Months Ended December 31,			Same Schools Three Months Ended December 31,
	2008	2009	Growth	2008	2009	Growth

Student Starts	5,200	6,856	31.8%	5,200	6,501	25.0%
Average population	22,361	31,321	40.1%	22,269	28,173	26.5%
End of period population	21,667	29,340	35.4%	21,116	26,399	25.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com.  Participants can also listen to the conference call by dialing 800-510-0178 (domestic) or 617-614-3450 (international) and citing code 19504029. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 51573193.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, hospitality services and business and information technology.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 43 campuses in 17 states under 6 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England.  Lincoln had an average enrollment of approximately 27,808 students in 2009.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarterly period ended September 30, 2009. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:

Chris Plunkett/Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)		Years Ended December 31,

	2009	2008	2009	2008

REVENUES	$157,459	$107,323	$552,536	$376,907
COSTS AND EXPENSES:
Educational services and facilities	54,226	39,421	211,295	153,530
Selling, general and administrative	62,925	46,665	252,673	187,722
Loss (gain) on sale of assets	45	(11)	35	80
Impairment of goodwill	215	-	215	-
Total costs and expenses	117,411	86,075	464,218	341,332
OPERATING INCOME	40,048	21,248	88,318	35,575
OTHER:
Interest income	4	17	29	113
Interest expense	(1,042)	(487)	(4,275)	(2,152)
Other income	8	-	35	-
INCOME BEFORE INCOME TAXES	39,018	20,778	84,107	33,536
PROVISION FOR INCOME TAXES	16,684	8,015	34,868	13,341
NET INCOME	$22,334	$12,763	$49,239	$20,195

Earnings per share - Basic -	$0.84	$0.51	$1.87	$0.80

Earnings per share – Diluted -	$0.82	$0.49	$1.82	$0.78

Weighted average number of common shares outstanding:
Basic	26,565	25,148	26,337	25,308
Diluted	27,341	25,818	27,095	25,984

Other data:

EBITDA (1)	$46,720	$25,791	$112,593	$53,495
Depreciation and amortization	6,664	4,543	24,240	17,920
Number of campuses	43	36	43	36
Average enrollment	31,321	22,361	27,808	20,006
Stock based compensation	849	430	2,377	2,201
Net cash provided by operating activities	30,304	24,173	73,169	54,176
Net cash used in investing activities	(15,555)	(15,286)	(51,593)	(31,205)
Net cash (used in) provided by financing activities	$(6,729)	$202	$9,266	$(11,239)

Selected Consolidated Balance Sheet Data:	December 31,
(In thousands)	2009

Cash and cash equivalents	$46,076

Current assets	105,961

Working capital	4,494

Total assets	388,368

Current liabilities	101,467

Long-term debt and capital lease

Obligations, including current portion	57,328

Total stockholders’ equity	$218,636

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended December 31, (Unaudited)		Years Ended December 31,

	2009	2008	2009	2008

Net Income	$22,334	$12,763	$49,239	$20,195
Interest expense, net	1,038	470	4,246	2,039
Provision for income taxes	16,684	8,015	34,868	13,341
Depreciation and amortization	6,664	4,543	24,240	17,920
EBITDA	$46,720	$25,791	$112,593	$53,495

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